LICENSE AGREEMENT

BETWEEN

NU SKIN INTERNATIONAL, INC.

(Company No. 880564-0142)

AND

NU SKIN (MALAYSIA) SDN. BHD.

(Company No. 402787-V)

THIS LICENSE AGREEMENT (hereinafter, this “Agreement”) is entered into this 20th day of June 2002 to be effective as of September 28, 2001 between NU SKIN INTERNATIONAL, INC. (Company No. 880564-0142), a company organized under the laws of the State of Utah, United States of America and having its principal place of business at 75, West Center Street, Provo, Utah 84601, United States of America (“NSI”), and NU SKIN (MALAYSIA) SDN. BHD. (Company No. 402787-V), a corporation organized under the laws of Malaysia and having its registered office at 6th Floor, Menara Boustead, 69, Jalan Raja Chulan, 50200 Kuala Lumpur, Malaysia and a place of business at Office Lot 04-01, Level 4, PNB Darby Park Retail, No. 10, Jalan Binjai, 50450 Kuala Lumpur (“NSMY”). Hereinafter NSI and NSMY shall collectively be referred to as the “Parties” in this Agreement.

RECITALS

WHEREAS, NSI is engaged in the international distribution of various products and related sales aids through a network of independent distributors and has developed a sales compensation plan and related know-how and technology for the distribution of such products and sales aids;

WHEREAS, NSMY desires to have the license and right to utilize NSI’s network of independent distributors and NSI’s sales compensation system and related know-how and technology to market and distribute products in Malaysia as more fully described in this Agreement;

AGREEMENT

NOW THEREFORE, in consideration of the premises, the mutual promises, covenants, and warranties hereinafter set forth and for other valuable consideration, the sufficiency of which is hereby acknowledged, the Parties agree as follows:

ARTICLE I
DEFINITIONS

For the purposes of this Agreement, unless the context otherwise requires or the Parties otherwise agree within the terms of this Agreement, the following words, terms and phrases shall have the meaning assigned to them respectively by this Article I:

1.1

“Affiliate” shall mean, with respect to any specified person, any other person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person.

1.2	“Agreement” shall mean this License Agreement (together with any exhibits and schedules), as the same may be modified, amended or supplemented from time to time.

1.3

“Starter Kit” shall mean those materials purchased by a NSI Independent Distributor upon the execution of a Distributor Contract which explains the Sales Compensation Plan and other NSI policies, procedures and programs, the contractual relationship with NSI and the marketing support programs for the Territory.

1.4	“Commission Expense Percentage” shall mean the percentage determined and used by NSI from time to time to calculate the Fixed Commission Expense as more fully described in Article III.

1.5

“Commission Payments” shall mean any and all monetary obligations due to any NSI Independent Distributor accrued or payable under the terms of the Sales Compensation Plan or any Distributor Contract, but specifically excluding any Special Commission Payments.

1.6

“Copyrights” shall mean the copyright in any and all protectable software, programs, databases, source codes, applications, literature, marketing materials, product information, and any other copyrightable material owned by NSI or which NSI has a right to use, license or sub-license, relating directly or indirectly to the Independent Distributor Network, Distributor Lists or the Sales Compensation Plan.

1.7	"Derivative Works and Work Product" shall mean:

(i)	any and all derivative works and work product that is developed from or with the Licensed Property or contains in any manner any portion of the Licensed Property;

(ii)	any changes, enhancements, or improvements to the Licensed Property; and

(iii)

any other work product, information, research, trade secrets or intellectual or intangible property, including all copyrights and patents related thereto, created or developed by NSI or NSMY in connection with this Agreement or the distribution of the Products relating to the Independent Distributor Network, the Distributor Lists, the Sales Compensation Plan, Copyrights, and the associated Know How, or the Products.

1.8	“Distributor Contract” shall mean any contract with NSI pursuant to which NSI authorizes a person to act as a distributor of Products.

1.9

“Distributor Lists” shall mean any and all lists of present or future NSI Independent Distributors (including those operating in Malaysia) expressed in any medium or format, including any listing of individual or accumulated names, addresses, identification numbers, telephone numbers, gender, sponsor name or other personal information.

1.10	“Fixed Commission Expense” shall mean, for any period, an amount equal to the product of the Net Commissionable Sales multiplied by the Commission Expense Percentage.

1.11	"GAAP" shall mean general accepted accounting principles in the Federation of Malaysia.

1.12

“Global Commission Expense” shall mean all expenses of NSI incurred in operating, managing, and executing the Sales Compensation Plan. These expenses include, but are not limited to, amounts paid to NSI Independent Distributors as Commission Payments as well as NSI’s operational costs associated with the calculation of these monthly payments, but specifically exclude Special Commission Payments.

1.13

"Intercompany Agreements" shall mean the Trademark License Agreement between the Parties, the Distribution Agreement between NSMY and Nu Skin Enterprises Hong Kong, Inc. ("NSEHK"), the Management Services Agreement between NSMY and Nu Skin International Management Group, Inc., and this Agreement.

1.14	"Independent Distributor Network" shall mean the network of all NSI Independent Distributors.

1.15

“Know-How” shall mean any information, including, without limitation, any commercial or business information, lists, marketing methods, marketing surveys, processes, specifications, quality control reports, drawings, photographs, or any other information owned by, leased or licensed to NSI, whether or not considered proprietary, relating to the Independent Distributor Network, the Distributor Lists, and the Sales Compensation Plan, which NSI makes available to NSMY pursuant to this Agreement.

1.16	"License Fee" shall mean the license fee determined in accordance with Section 2.6 of Article II.

1.17	“License Fee Percentage” shall mean the percentage used to calculate the License Fee as determined in accordance with Section 2.6 of Article II from time to time.

1.18	“Licensed Property” shall mean the Independent Distributor Network, the Distributor Lists, the Sales Compensation Plan, the Copyrights, and the associated Know-How, and all Derivative Works thereof.

1.19	"Net Commissionable Sales" shall mean, for any period, the sum of:

(A)

the product of the number of Products sold by NSMY to NSI Independent Distributors during such period multiplied by the applicable commissionable portion of the price to NSI Independent Distributors for each such Product less applicable sales and consumption taxes and returns or refunds reasonably accepted and credited by NSMY during such period, and

(B)	the commissionable portion of any commissions received by NSMY with respect to sales of third party products by NSI Independent Distributors in Malaysia, less any returns, refunds or credits.

For purposes of the foregoing, “commissionable portion” shall mean that portion of the price or commission on which a commission may be earned as determined under the Sales Compensation Plan and the currency conversion methodology used by NSI in connection with the calculation of Commission Payments for NSI Independent Distributors on a global basis, as modified from time to time in NSI’s sole discretion. The commissionable portion of such price or commission shall be determined by NSI in its sole discretion from time-to-time.

1.20

“NSI Confidential Information shall mean any and all information that is unique, proprietary or competitively sensitive to the business of NSI and/or any Affiliate of NSI which NSMY may obtain knowledge of or access to in connection with its relationship with NSI and the transactions contemplated by the Intercompany Agreements, including, but not limited to, information relating to Products, the NSI Independent Distributors, NSI’s compensation or commission systems or schemes, pricing methods, historical, current and projected financial information, marketing information, and any and all information, technical data or know-how related to any aspect of NSI’s business or technology including data, know-how, formulae, designs, drawings, proposals, specifications, and the terms of this Agreement.

1.21	"NSI Independent Distributor" shall mean a person who has entered into a Distributor Contract.

1.22

“NSMY Confidential Information” shall mean any and all information that is unique, proprietary or competitively sensitive to the business of NSMY which NSI may obtain knowledge of or access to in connection with its relationship with NSMY and the transactions contemplated by the Intercompany Agreements, but specifically excluding the NSI Confidential Information.

1.23

“NSMY Revenue” shall mean the gross revenue of NSMY (excluding applicable sales and other consumption taxes and freight and revenue generated from the sale of Business Portfolio) less any returns or refunds reasonably accepted and credited by NSMY during such period, all as determined in accordance with GAAP.

1.24	“Person” shall mean any individual, partnership, firm, corporation, joint venture, limited liability company, association, trust, unincorporated organization or other entity,

1.25	“Products” shall mean any and all goods and services sold by NSI, NSEHK, NSMY or any Affiliate of NSI, NSEHK or NSMY.

1.26	“Resident NSI Independent Distributor” shall mean any NSI Independent Distributor whose country of residence as shown on the records of NSI is in the Territory.

1.27	"Ringgit" or "RM" shall mean the lawful currency of the Territory.

1.28

“Sales Compensation Plan” shall mean the method employed by NSI to calculate Commission Payments paid to the Independent Distributor Network upon the sale of Products, as it may be amended from time to time.

1.29

“Special Commission Payments” shall mean commission and other incentive payments paid to NSI Independent Distributors in connection with special promotions, incentives and other programs adopted by NSI and/or NSMY which payments are separate from the standard Commission Payments under the Sales Compensation Plan.

1.30	"Territory" shall mean the Federation of Malaysia.

ARTICLE II
GRANT OF LICENSE AND PARTIAL
ASSIGNMENT OF OBLIGATIONS; LICENSE FEES

2.1	Grant of License

Subject to the terms and conditions of this Agreement, NSI hereby grants to NSMY a limited license to use, in accordance with this Agreement, the Licensed Property in the Territory in connection with the promotion and sale of Products procured from or through NSI or NSEHK or such other Products as may be approved by NSI in writing. NSMY shall not have the right to grant any right, title, use or sublicense for the Licensed Property, or otherwise assign its rights hereunder without the prior written consent of NSI, which may be withheld or granted with or without conditions in the sole discretion of NSI. NSMY is prohibited from using the Licensed Property in connection with any Products that are not procured from or through NSI or NSEHK or otherwise approved in advance and in writing by NSI, in its sole and absolute discretion. NSMY’s right to use or access the information or data-base relating to NSI Independent Distributors comprised in the Licensed Property shall not include the right to access commission information relating to NSI Independent Distributors whose current residence, as indicated in the records of NSI, is outside the Territory. Except to the extent permitted by NSI in its sole discretion, NSMY shall have no right to use any information or data-base relating to any distributor who is not a Resident NSI Independent Distributor.

2.2	NSI’s Interest in Licensed Property and Derivative Works and Work Product

Except for the limited rights granted herein for the term of this Agreement, NSI hereby retains all rights and legal title to the Licensed Property and all intellectual property rights related thereto for all purposes, including but not limited to, the bringing or defending of any legal action in the Territory which it deems reasonable to protect its rights therein. NSMY agrees to assist NSI in any manner to protect NSI’s rights in the Licensed Property which NSI may reasonably request. NSI shall reimburse NSMY for any third party costs incurred by NSMY in providing such assistance. NSI shall also be the sole owner of all Derivative Works and Work Product and NSMY shall execute such documents and take such action as NSI may reasonably request to confirm such ownership. NSMY shall not do any act that would or might invalidate or dilute NSI’s registration of, or title to, the Licensed Property. NSMY shall not attempt to vary or cancel any registration of the Licensed Property, shall not hold itself out as or represent it is the owner of the Licensed Property, or assist any other person in any of the foregoing. NSMY shall not combine the Licensed Property with any intellectual property of NSMY in a manner that could create joint rights in the Licensed Property.

2.3	NSMY’s Acknowledgment of Value of Licensed Property

NSMY recognizes and agrees that NSI has expended considerable time, effort and financial resources to develop, maintain, and enhance the Licensed Property for more than 15 years. NSMY further agrees it will derive a considerable benefit from its use of the Licensed Property in the Territory and from NSI’s efforts and expenditure in respect of the Licensed Property.

2.4	Warranty of Title

NSI hereby warrants and represents that it is the owner of, or has a valid license to use or sublicense the Licensed Property, and to the best of its knowledge and information no claim exists or has been made contesting NSI’s ownership, title or right to use said Licensed Property.

2.5	Modifications

NSMY shall make no modification to the Licensed Property without the express, prior written consent of NSI, which consent may be withheld or granted, with or without conditions, at NSI’s sole and absolute discretion.

2.6	License Fee

As compensation for the exclusive license granted by this Agreement, NSMY shall pay to NSI a License Fee equal to the product of the License Fee Percentage multiplied by NSMY Revenue during the applicable measurement period. The initial License Fee Percentage shall be established at four percent (4%) for the period commencing on the date of this Agreement and ending on 31st December 2002. The License Fee Percentage will be set for each subsequent calendar year commencing year 2003 as set forth in this Section 2.6 of Article II. On or before November 1st following the end of the third quarter, NSMY shall prepare a report showing an estimate of NSMY Revenue for the year (“Estimated NSMY Revenue”) setting forth actual NSMY Revenue for the nine (9) month period ending on September 30 as determined in accordance with GAAP and projected NSMY Revenue for the last three (3) months of the year as forecasted by NSMY. A preliminary License Fee Percentage for the succeeding year (the “New Year”) shall be established at a rate equal to the percentage in the table below corresponding to the total amount of Estimated NSMY Revenue as determined above:

License Fee Percentage		NSMY Revenue
		(Ringgit)
4%	<	192,500,000
5%		192,500,000 to $1,925,000,000

6%		$1,925,000,000 to $3,850,000,000
7%		$3,850,000,000 to $5,775,000,000
8%	>	$5,775,000,000

The new preliminary License Fee Percentage will take effect as of January 1st of the New Year. On or before March 31 of the New Year, NSMY shall submit to NSI an audited income statement for the preceding year. A final License Fee Percentage for the New Year shall be established at a rate equal to the percentage set forth in the table above corresponding to the total amount of actual NSMY Revenue for the previous year. In the event the final License Fee Percentage for the New Year is different from the preliminary License Fee Percentage, the License Fee for the first two months of the New Year shall be recalculated using the final License Fee Percentage. If such recalculation results in a License Fee for such two month period that is less than the License Fee that was calculated using the preliminary License Fee Percentage, NSMY may apply such difference as an offset against future License Fees billed by NSI. In the event such recalculation results in a License Fee for such two month period that is greater than the License Fee calculated using the preliminary License Fee Percentage, NSMY shall pay the difference to NSI on or before April 30th. The final License Fee Percentage for the New Year shall be used to calculate the License Fee for all the remaining months in the New Year. Either Party also may request a review of the License Fee Percentage at any time it determines that a change in actual NSMY Revenue warrants a review and an accompanying change in the License Fee Percentage effective prior to the annual change described above. In the event of such a request a procedure similar to that described above shall be used utilizing actual revenue through the date of the request plus projected revenue through the remainder of the year as forecasted by NSMY. The change shall be effective as of the 1st day of the month following the month in which the review takes place. Both parties agree to complete the review within 30 days following the date of the request.

2.7	Payment of License Fee

     The procedures for payment of the License Fee payable hereunder are as follows:

2.7(a)

Within thirty (30) days following the close of each month, NSMY shall deliver to NSI, by electronic transmission or such other medium as the Parties shall agree to from time to time, a statement of the NSMY Revenue during such month in the Territory and a computation of the License Fee payable under Section 2.6 of Article II hereof. Concurrently with delivery of such statement, NSMY shall make payment, in accordance with Section 4.1 of Article IV hereof, of such License Fee less such withholding tax as may be chargeable on such License Fee.

2.7(b)	For purposes of computing the License Fee, Products shall be considered sold when recognized for accounting purposes as a sale by NSMY as per GAAP.

ARTICLE III
COMMISSION PAYMENTS

3.1	Commission Payments

NSMY confirms its knowledge of the provisions of the Distributor Contracts and the Sales Compensation Plan and that NSI is obligated to make Commission Payments to each NSI Independent Distributor based on the aggregate Commissionable Sales by such NSI Independent Distributor and its downline distributors globally (both in and outside the country of residence of such NSI Independent Distributor). NSMY agrees to be responsible for and pay an amount equal to the Fixed Commission Expense to NSI.

3.2	Payment Procedure

NSMY agrees to pay on behalf of NSI to NSI Resident Independent Distributors the total Commission Payments to which they are entitled pursuant to their Distributor Contracts (for sales both within and outside the Territory), whether such Commission Payments are greater or less than the Fixed Commission Expense for such month. The Parties further agree to settle the difference between the amount of such Commission Payments paid by NSMY in each month and the Fixed Commission Expense in such month. The procedures for such payment and settlement are as follows:

3.2(a)

Within eight (8) days following the close of each month, NSMY shall deliver to NSI, by electronic transmission or such other medium as the Parties shall agree to from time to time, a statement of NSMY’s Net Commissionable Sales during such month (including details of the sales made to each NSI Independent Distributor during such month) and of such other items as NSI shall reasonably request from time to time (the “Detailed Sales Report”).

3.2(b)

NSI shall use its commercially reasonable best efforts to deliver to NSMY, by electronic transmission or such other medium as the Parties shall agree to from time to time, by the later of twelve (12) days after receipt of the Detailed Sales Report or twenty (20) days after the end of such month, a calculation of the Commission Payments due to Resident NSI Independent Distributors under their Distributor Contracts for such month (the “Monthly Commission Amount”), a calculation of the Fixed Commission Expense for such month and such other items as NSMY shall reasonably request from time to time (the “Commission Statement”).

3.2(c)

By the later of thirty (30) days after receipt of the Commission Statement or thirty (30) days after the end of such month, NSMY shall pay Commission Payments due to the Resident NSI Independent Distributors. Concurrently with or promptly after such payment NSMY shall:

(i)

if the aggregate Monthly Commission Amounts paid to all Resident NSI Independent Distributors is less than the Fixed Commission Expense for such month, pay to NSI the deficiency in accordance with the procedures set forth in Section 4.1 of Article IV hereof, or

(ii)

if the aggregate Monthly Commission Amounts paid to all Resident NSI Independent Distributors exceeds the Fixed Commission Expense for such month, issue an invoice to NSI for reimbursement of such excess amount.

In the event NSMY shall have given NSI an invoice for reimbursement of excess Commission Payments as set forth in Section 3.2(c)(ii)of Article III hereof, NSI shall pay the amount so invoiced to NSMY pursuant to the procedures set forth in this Section 4.1 of Article IV hereof within thirty (30) days after receipt thereof. In lieu of making payment of the amount of excess Commission Payments pursuant to the foregoing provisions, NSI shall be entitled to set off of such amount against any License Fees or other monies payable by NSMY to NSI.

3.2(d)

The Parties acknowledge that the initial Commission Expense Percentage to be used in calculating the Fixed Commission Expense has been set on the basis of NSI’s historical experience. The initial Commission Expense Percentage shall be forty-three and one-half percent (43.5%). The Parties agree that the Commission Expense Percentage used in calculating the Fixed Commission Expense shall remain consistent with actual commission expense as a percentage of commissionable sales of Products to NSI Independent Distributors globally plus the costs incurred by NSI in calculating and administering the Commission Payments. The initial Commission Expense Percentage may be changed by NSI at anytime to reflect changes in the amount of actual Commission Expenses as a percentage of total commissionable sales globally by providing thirty (30) days advance written notice of any such change. Such change shall take effect on the date set forth in such notice. NSMY shall have the right to request back-up to support any such change in the percentage.

ARTICLE IV
PAYMENT TERMS

4.1	Payments to NSI

All amounts payable by NSMY to NSI under this Agreement shall be invoiced in Ringgit and paid in US Dollars. For purposes of determining the US Dollar amount thereof due and payable by NSMY to NSI, the License Fees and all other monies computed in Ringgit payable by NSMY to NSI under this Agreement shall be converted to US Dollars on the date payment is initiated at the selling rate for US Dollars published on such date by such financial institution as is approved by NSI in writing from time to time. NSMY shall cooperate in good faith with NSI in timing payments so as to minimize any foreign exchange risks. Payments shall be made either directly to NSI in immediately available funds by wire transfer to an account designated by NSI or by such other means of payment acceptable to NSI from time to time.

4.2	Payments to NSMY

All amounts payable by NSI to NSMY under this Agreement shall be paid in U.S. Dollars. For the purposes of such payment, amounts stated in Ringgit shall be converted at the buying rate for US Dollars published by ABN-AMRO Bank Berhad, Kuala Lumpur on the date NSI initiates such payment. Payments shall be made either directly to NSMY in immediately available funds by wire transfer to an account designated by NSMY or by such other means of payment acceptable to NSMY from time to time. NSMY shall work with and cooperate with NSI with respect to the timing of payments in order to assist NSI in managing foreign currency fluctuation risks.

4.3	Exchange Regulations

If NSMY shall be prevented by exchange regulation or restraint from making payment of any sum due to NSI in US Dollars then NSMY shall make payment in such other currency as may be selected by NSI and be permitted by exchange regulations.

4.4	Default Rate

     Without limiting or prejudice to any of NSI’s other rights and remedies under this Agreement:

4.4(a)

amounts due and outstanding under the terms of this Agreement and not paid within sixty (60) days from the date on which such amount is due and payable in accordance with the payment provisions herein, shall bear interest (both before and after judgment) at the rate of ten percent (10%) per annum.

4.4(b)

NSI may (but shall not be obligated to) waive, whether with conditions or otherwise, its right to the payment of interest payable pursuant to Section 4.4(a) of Article IV hereof, whether in respect of all or some of the monies due and payable from time-to-time by NSMY to NSI and for such period as NSI deems appropriate in its absolute discretion.

4.5	Withholding Tax

NSMY shall make due payments to the Inland Revenue Board, Malaysia, of such withholding tax (if any) as may be chargeable on and deducted from the License Fee and any interest thereon payable hereunder and any other payments which may be subject to withholding tax (if any) and shall furnish to NSI within fourteen (14) days of each payment, a copy of the prescribed form for such payment and NSMY’s letter to the Inland Revenue Board accompanying such payment. A copy of the receipt issued to NSMY for each payment made as aforesaid shall be delivered by NSMY to NSI within fourteen (14) days from NSMY’s receipt thereof.

4.6	No Set-Off

Subject to the provisions of Section 4.5 of Article IV hereof, all sums payable by NSMY to NSI under this Agreement shall be paid without any set-off, counter-claim, qualification, or condition whatsoever.

4.7	Records

Each Party shall keep complete and accurate records of its compliance with its obligations under this Agreement and permit the other Party and its authorized representatives (including auditors) to inspect and, if such other Party so requires, to audit such records at all reasonable times.

ARTICLE V
CERTAIN OBLIGATIONS OF THE PARTIES
UNDER THE AGREEMENT

5.1	Certain Obligations, Rights and Duties of NSI

NSI agrees that, in addition to its other obligations under this Agreement, NSI will maintain and provide support for the Sales Compensation Plan. NSI agrees, among other things:

5.1(a)	to maintain a computer system, including hardware, software, data links, computer peripherals, printers, etc. to adequately fulfill NSI's obligations under the Sales Compensation Plan;

5.1(b)	to receive and approve or reject all distributor agreements submitted by Resident NSI Independent Distributors;

5.1(c)

to provide necessary training and support to NSMY relating to the Resident NSI Independent Distributors, including information relating to training methods, motivational strategies, convention and event planning, technical policies and procedure knowledge, etc;

5.1(d)	to receive and use NSMY’s sales information to compute the correct and appropriate payments to the Resident NSI Independent Distributors as set forth in Section 3.2(b) of Article III hereof;

5.1(e)	to enforce its policy and procedures and, in consultation with NSMY, to discipline NSI Independent Distributors as it deems necessary to help ensure that the reputation of NSI is not damaged;

5.1(f)

to maintain a record of the Distributor Contracts and, save for information concerning Commission Payments and special Commission Payments by NSI to NSI Independent Distributors whose country of residence, as shown in NSI’s records, is not in the Territory, provide to NSMY, such information relating thereto as NSMY may reasonably request; and

5.1(g)

to perform any other function or provide the necessary support to comply with the terms of this Agreement and to otherwise support and maintain the Independent Distributor Network within the Territory.

5.2	Certain Obligations, Rights and Duties of NSMY

In addition to its other obligations under this Agreement NSMY agrees, among other things:

5.2(a)

to maintain, at its sole cost and expense, such facilities and other places of business within the Territory necessary to effect the purposes and intentions of this Agreement and to bear all costs and expenses it incurs in the negotiation, memorialization, execution and performance of all leases, rentals, equipment, salaries, taxes, licenses, insurance, permits, telephone, telegraph, promotional, advertising, travel, accounting, legal and such similar expenses, relating to the business of NSMY under the terms and conditions of this Agreement, unless otherwise agreed in writing by the Parties;

5.2(b)	to manage its business affairs in such a manner that the reputation of NSI is not damaged;

5.2(c)	to sell Business Portfolio to potential NSI Independent Distributors in accordance with all applicable laws and industry standards;

5.2(d)

to collect requests for Distributor Contracts from potential NSI Independent Distributors and forward these contracts to NSI in a timely manner (provided that all such requests for Distributor Contracts shall be reviewed for acceptance or rejection by NSI in the United States and in no instance shall NSMY accept or reject such requests for Distributor Contracts,);

5.2(e)	to lend assistance to NSI Independent Distributors in the Territory;

5.2(f)	to transmit information regarding Net Sales to NSI Independent Distributors and such other information as NSI may reasonably request;

5.2(g)	to pay Commission Payments to Resident NSI Independent Distributors as set forth in Article III hereof;

5.2(h)	to use its best efforts to monitor the activities of Resident NSI Independent Distributors;

5.2(i)

to take any action against Resident NSI Independent Distributors for violation of the terms and conditions of a Distributor Contract, NSI’s policies and procedures, or any other rules and regulations of NSI or NSMY as NSI shall reasonably request; and

5.2(j)

to perform any other function or provide support as NSI shall reasonably request to enable NSI to fully perform its obligations to NSI Independent Distributors under the Sales Compensation Plan and their Distributor Contracts.

5.3	Board Representation

NSI shall be entitled to appoint a person selected by NSI to hold office as a Director of NSMY and to remove such appointee at any time and to appoint another in his stead. By its execution of this Agreement, NSMY confirms that its shareholders have knowledge of NSI’s right of appointment described in this Section 5.3 and that the shareholders of NSMY have entered into a shareholders agreement whereby they have acknowledged and agreed to NSI’s right of appointment aforesaid.

ARTICLE VI
BUSINESS PORTFOLIO SALES

6.1	Agreement to Purchase Business Portfolio

The Parties acknowledge that by this Agreement, NSMY is granted a license to use the Licensed Property, including the Independent Distributor Network, in the Territory. NSMY shall use its best efforts to support the development of the Independent Distributor Network in the Territory by selling to potential NSI Independent Distributors in the Territory, Business Portfolio which NSMY has either:

6.1(a)	purchased from NSI, or

6.1(b)	has sourced and priced locally, or any part thereof, subject to NSI’s review, approval and general supervision and in accordance with instructions and specifications given by NSI.

6.2	Pricing

The Parties agree that the price of Business Portfolio shall be sold at such prices as the Parties shall agree and as may be adjusted from time to time by agreement between the Parties in writing.

6.3	Payment Method

NSMY shall pay in the manner set forth in Article III hereof, the prices stated in the commercial invoices for Business Portfolio shipped under this Agreement and all import and other duties and taxes chargeable thereon.

6.4	Quantities

NSMY agrees to purchase sufficient quantities of the Business Portfolio from NSI to fill, in a timely manner, orders received from potential NSI Independent Distributors in the Territory.

6.5	Quality of Business Portfolio

NSI shall use its best efforts to maintain and augment the quality, image and value of the Business Portfolio such that Business Portfolio sold in the Territory are consistent with the quality of those sold in the United States of America.

6.6	Limited Warranty

NSMY shall work with NSI in connection with the development of the Business Portfolio.

6.6(a)	NSI shall have the right to grant final approval over each form of the Business Portfolio proposed by NSMY.

6.6(b)

NSI warrants that Business Portfolio sold to NSMY pursuant to this Agreement will be consistent with the form of Business Portfolio most recently approved by NSI and shall be free from defects subject to NSMY making a claim within the time period described below.

6.6(c)

If NSMY determines that any Business Portfolio supplied under this Agreement are not consistent with the form of Business Portfolio most recently approved by NSI or are materially defective in any manner, a claim for a refund of the price paid must be made within forty-five (45) days from the day such Business Portfolio are received in the Territory.

6.6(d)

NSI agrees to refund, or credit the account of NSMY, for the purchase price of such non-merchantable Business Portfolio provided that NSMY either returns the non-conforming or defective Business Portfolio or destroys them as instructed by NSI.

6.6(e)	In the event no claim is made within such forty-five (45) days, NSI shall have no obligation to provide a refund of the price paid.

6.6(f)

Except as expressly provided in this Section 6.6 of Article VI hereof, no representations or warranties by NSI may be implied or are given by NSI regarding the Business Portfolio whether as to quality, merchantability, fitness for a particular purpose or otherwise.

ARTICLE VII
GOVERNMENTAL APPROVALS, LAWS AND REGULATIONS

7.1	Government Approvals

NSMY agrees to obtain, or cause to be obtained, at its sole cost and expense, any governmental approval and make, or cause to be made, any filings or notifications required under all applicable laws, regulations and ordinances in the Territory to enable this Agreement to become effective or to enable any payment pursuant to the provisions of this Agreement to be made. NSMY agrees to keep NSI informed of its progress in obtaining all such government approvals.

7.2	Compliance with Laws

Each Party agrees to refrain from any action that will cause the other Party to be in violation of any applicable law, regulation, or ordinance of any jurisdiction in the Territory or the United States or elsewhere or any international convention or bilateral or multilateral treaty to which any jurisdiction in the Territory or the United States is a signatory, including, without limitation, the U.S. Foreign Corrupt Practices Act of 1977, the U.S. Export Control Laws, and the U.S. Anti-Boycott laws.

7.3	Compliance of Licensed Property

NSI agrees to take, or cause to be taken, at its sole cost and expense, all actions necessary to ensure the compliance of the Licensed Property with applicable laws, regulations and ordinances in the Territory (including, without limitation, direct selling laws). NSI agrees to keep NSMY informed of its progress in obtaining all such government approvals.

ARTICLE VIII
TERM AND TERMINATION

8.1	Term

Subject to Section 8.2 hereof, this Agreement shall commence and take effect on September 28, 2001, and the initial term shall end on December 31, 2004 unless terminated earlier pursuant to the provisions of this Article VIII. This Agreement, however, shall automatically renew for successive one (1) year terms unless either (i) terminated by either Party by written notice given not less than ninety (90) prior to the end of the current term of this Agreement, or (ii) terminated in accordance with Sections 8.2 to 8.3 or 8.4 of Article VIII hereof.

8.2	Termination for Insolvency/Receivership

This Agreement may be terminated by either Party immediately or at any time after the occurrence of any of the following events:

8.2(a)	the other Party shall commence any case, proceeding or other action:

(i)

under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, compensation or other relief with respect to it or its debts, or

(ii)	seeking the appointment of a receiver, trustee, custodian or other similar action;

8.2(b)

there shall be commenced against the other Party any case, proceeding or other action of a nature referred to in Section 8.2(a) of Article VIII hereof which either results in the entry of an order for relief or any such adjudication or appointment or remains undismissed, undischarged or unbonded for a period of ninety (90) days; or

8.2(c)

if the other Party causes or allows a judgment in excess of ten percent (10%) of its total assets as reflected on its most recent balance sheet to be entered against it or involuntarily allows a lien, security interest, or other encumbrance to attach to its assets to secure an amount in excess of ten percent (10%) of its total assets.

8.3	Termination for Breach of this Agreement

8.3(a)

This Agreement may be terminated immediately by NSI if NSMY fails to pay on due date, any monies payable hereunder by NSMY to NSI and such failure continues for a period of thirty (30) days from NSMY’s receipt of a written notice given by NSI requiring such payment.

8.3(b)

This Agreement may be terminated by either Party, if the other Party is in default in the performance of any material obligation hereunder, other than NSMY’s obligation to pay the monies referred to in Section 8.2(a), and such default has not been cured within forty-five (45) days after receipt by the defaulting Party of written notice of such default served by the defaulting Party requiring such cure.

8.4	Termination for Breach of Shareholders Agreement/ Upon Termination of Other Intercompany Agreements

     This Agreement may be terminated by NSI if:

8.4(a)

any of the parties (other than Nu Skin Enterprises, Inc.) to the Shareholders’Agreement by and between Nu Skin Enterprises, Inc. and the other shareholders of NSMY’s parent/holding company Nu Skin Malaysia Holdings Sdn Bhd (Company No. 552189-P) (“NSMH”), breaches such party’s obligations thereunder and fails to cure such breach within thirty (30) days after its receipt of a written notice of such breach is given by Nu Skin Enterprises, Inc., requiring such cure;

8.4(b)	the aforesaid Shareholders Agreement or any other(s) of the Intercompany Agreements is/are terminated for any reason whatsoever;

8.4(c)

by agreement between the parties to the aforesaid Shareholders Agreement, all of the issued shares in NSMY are sold by NSMH to a third party or NSMY’s business and assets are sold by NSMY to a third party;

8.4(d)	Nu Skin Enterprises, Inc., NSI or other Affiliate of NSI ceases to hold, directly or indirectly, an equity interest of at least thirty percent (30%) in NSMY;

8.4(d)

persons representing from time-to-time such of Nu Skin Enterprises, Inc., NSI or other Affiliate of NSI as is the holder of an indirect thirty percent (30%) equity interest in NSMY, cease (for any reason other than their removal by such holder of an indirect thirty percent (30%) equity interest in NSMY) to hold office as such number of directors of NSMY as constitute at least thirty percent (30%) of the total number of NSMY’s Board of Directors.

8.5	Termination for Loss of NSMY’s Direct Sales License

NSI may terminate this Agreement if any license, government approval or corporate authority necessary for NSMY to conduct business in the Territory as contemplated by the Parties or the Intercompany Agreements is terminated, not obtained or renewed, or otherwise expires.

8.6	Obligations of NSMY Upon Termination

If this Agreement is terminated by either Party, NSMY shall, notwithstanding any other provision to the contrary herein, immediately pay all monies then remaining unpaid and payable by NSMY to NSI whether or not such monies shall then have become due for payment.

8.7	Survival of Obligations

The termination or expiration of this Agreement shall be without prejudice to the rights and remedies of a Party in respect of any antecedent breach of this Agreement. The obligations of a Party to pay any sums which are due and payable as of the expiration or termination of this Agreement and its obligations under Section 2.2 of Article II, under Article IX and under Article XI hereof shall survive the expiration or termination of this Agreement.

8.8	Reversion of Rights

Upon termination of this Agreement, all rights and licenses herein granted to NSMY shall immediately cease and shall revert to NSI, and NSMY shall cease representing to any third party that it has any right to use the Licensed Property.

ARTICLE IX
INFRINGEMENT; INDEMNIFICATION

9.1	No Known Claims

NSI hereby represents and warrants that, as of the date hereof and to the best of its knowledge, there are no infringement or misappropriation suits pending or filed or, to its knowledge, threatened against NSI within the Territory that relate to the Licensed Property and NSI is not presently aware of any such infringement or misappropriation.

9.2	Infringement Indemnity

NSI shall indemnify and hold NSMY harmless from and against all claims, actions, suits, proceedings, losses, liabilities, costs, damages and attorneys’ fees in respect of a third party claim alleging infringement or misappropriation by NSMY in respect of its use of the Licensed Property in the Territory; provided that NSMY shall give NSI prompt written notice of any claim, action, suit or proceeding and without limiting the generality of Section 2.2 hereof of Article II, shall cooperate with NSI in the defense of any such claim, action, suit or proceeding.

9.3	Right to Select Counsel

NSI shall have the right to select counsel in any such claim, action, suit or proceeding.

9.4	Modification by NSI to Licensed Property

In the event that any such claim, action or proceeding is successful, NSI shall use reasonable efforts to make such changes in the Licensed Property to permit NSMY to continue to make use of the Licensed Property free and clear of all infringement and misappropriation.

9.5	Notice by NSMY

NSMY shall give NSI prompt written notice of any infringement or misappropriation of the Licensed Property by any third party.

9.6	Control of Actions

NSI shall have the sole right to initiate any and all legal proceedings against any such third party and, without limiting the generality of Section 2.2 of Article II hereof, NSMY shall cooperate with NSI in the pursuit of any such proceeding. NSI shall retain any damage award obtained from such third party. If NSI elects not to pursue any infringement, NSMY shall have the right to do so at its own expense and shall retain any damage award obtained from any third party.

ARTICLE X
NATURE OF RELATIONSHIP

The relationship of NSMY and NSI shall be and at all times remain, respectively, that of Licensee and Licensor. Nothing contained or implied in this Agreement shall be construed to constitute either Party as the legal representative or agent of the other or to constitute or construe the Parties as partners, joint venturers, co-owners or otherwise as participants in a joint or common undertaking. Neither Party is authorized to conclude any contract or agreement or make any commitment, representation or warranty that binds the other or otherwise act in the name of or on behalf of the other Party.

ARTICLE XI
CONFIDENTIALITY

11.1	NSMY Confidentiality

NSMY agrees that, during and after the term of this Agreement, NSMY shall maintain in confidence all NSI Confidential Information and shall not disclose any NSI Confidential Information to any third party or use any NSI Confidential Information for any purpose whatsoever except as contemplated by this Agreement. In maintaining the confidentiality of NSI Confidential Information, NSMY shall exercise the same degree of care that it exercises with its own confidential information, and in no event less than a reasonable degree of care. NSMY shall, without limiting its obligation to maintain the NSI Confidential Information in confidence, use commercially reasonable efforts to ensure that each of its employees and contractors holds in confidence and makes no use of any NSI Confidential Information for any purpose other than those permitted by this Agreement. NSMY shall use its best efforts to ensure that no person other than its employees shall have access to NSI Confidential Information without the prior written consent of Nu Skin, and shall restrict access to NSI Confidential Information to those having a need for access thereto.

11.2	NSI Confidentiality

NSI agrees that, during and after the term of this Agreement, NSI shall maintain in confidence all NSMY Confidential Information and shall not disclose any NSMY Confidential Information to any third party or use any NSMY Confidential Information for any purpose whatsoever except as contemplated by this Agreement. In maintaining the confidentiality of NSMY Confidential Information, NSI shall exercise the same degree of care that it exercises with its own confidential information, and in no event less than a reasonable degree of care. Without limiting its obligation to maintain the NSMY Confidential Information in confidence, NSI shall use commercially reasonable efforts to ensure that each of its employees and contractors holds in confidence and makes no use of any NSMY Confidential Information for any purpose other than those permitted by this Agreement. NSI shall use its best efforts to ensure that no person other than its employees and contractors shall have access to NSMY Confidential Information without the prior written consent of NSMY, and shall restrict access to NSMY Confidential Information to those employees and contractors having a need for access thereto.

11.3	Exceptions

The obligation of confidentiality contained in this Agreement shall not apply to the extent that (i) either Party is required to disclose information by order or regulation of a governmental agency or a court of competent jurisdiction, provided, however, that such Party shall not, to the extent possible, make any such disclosure without first notifying the disclosing Party and allowing the disclosing Party a reasonable opportunity to seek injunctive relief from (or a protective order with respect to) the obligation to make such disclosure, or (ii) the Party receiving disclosed information can demonstrate that (A) the disclosed information was at the time of such disclosure already in, or subsequently becomes part of, the public domain other than as a result of actions of the receiving Party, its Affiliates, employees, consultants, agents or subcontractors in violation hereof; (B) the disclosed information was received by the receiving Party on an unrestricted basis from a source unrelated to the disclosing Party provided the receiving Party has no knowledge or reason to know that such Party is under a duty of confidentiality with respect to such information.

11.4	Unauthorized Disclosure

Each Party acknowledges and confirms that the Confidential Information of the other Party constitutes valuable proprietary information and trade secrets of the other Party and that the unauthorized use, loss or outside disclosure of such information shall cause irreparable injury to the other Party. Each Party shall notify the other Party immediately upon discovery of any unauthorized use or disclosure of Confidential Information of the other Party, and will cooperate with the other Party in every reasonable way to help regain possession of such information and to prevent its further unauthorized use. Each Party acknowledges that monetary damages may not be a sufficient remedy for unauthorized disclosure of the Confidential Information of the other Party and that the other Party shall be entitled, without waiving other rights or remedies, to such injunctive or equitable relief as may be deemed proper by a court of competent jurisdiction, and shall be entitled to recover reasonable attorneys’ fees for any action arising out of or relating to a disclosure of such Confidential Information.

11.5	Return of Confidential Information

NSMY shall, upon the request of NSI, return to NSI all NSI Confidential Information, including any copies or reproductions thereof, in NSMY’s possession or control.

ARTICLE XII
RESTRICTIONS ON NSMY’S ACTIVITIES

12.1	Acknowledgments by NSMY

NSMY acknowledges and agrees:

12.1(a)

that the availability to NSMY pursuant to this Agreement of the NSI Confidential Information and the Know How enables NSMY to commence, undertake and continue to conduct a multi-level or direct sales business;

12.1(b)

    that NSI and its Affiliates including those who are co-party to NSMY to others of the Intercompany Agreements, conduct their respective businesses synergistically on a worldwide basis and as an integrated business;

12.1(c)	that the Products are promoted and sold by NSI and its Affiliates on a worldwide basis through NSI's Independent Distributors;

12.1(d)

that each of NSI’s Independent Distributors is entitled to market and sell, whether by himself/herself/itself or by others of NSI’s Independent Distributors in his/her/its downline organisation, the Products in any country in which NSI or any of its Affiliates carries on business;

12.1(e)	that accordingly the provisions of Section 12.2 of Article XII hereof are necessary and reasonable to enable NSI and its Affiliates to protect:-

i)	the NSI Confidential Information and the Know-How which are made available to NSMY pursuant to the Agreement and which NSMY as a user is required to safeguard; and

ii)

the intellectual and other property which are owned by NSI and/or its Affiliates and which NSMY is permitted to use as a licensee pursuant to this Agreement and the others of the Intercompany Agreements;

12.1.(f)

that in conducting any multi-level business or direct sales business, NSMY or its Affiliate will necessarily use the NSI Confidential Information and the Know-How made available to NSMY pursuant to this Agreement;

12.1.(g)	that damages alone would not constitute an adequate remedy for a breach by NSMY of its obligation under Section 12.2 of Article XII.

12.2	Restricted activities

Subject to the provisions of Section 12.4 of Article XII hereof:

12.2(a)

for so long as this Agreement is in force, NSMY shall not and shall ensure that its Affiliate will not establish, develop, carry on or assist in carrying on or be engaged, concerned or interested in or provide technical, commercial or professional advice to any business, enterprise or venture or hold, directly or indirectly, any beneficial interest in a company carrying on in Malaysia a multi-level or direct sales business in competition with NSI or any of its Affiliates;

12.2(b)

for so long as this Agreement is in force, NSMY shall not and shall ensure that its Affiliate will not establish, develop, carry on or assist in carrying on or be engaged, concerned or interested in or provide technical, commercial or professional advice to any business, enterprise or venture or hold, directly or indirectly, any beneficial interest in a company carrying on, in a country other than Malaysia where NSI and/or any of its Affiliates carries on business, any multi-level or direct sales business in competition with NSI or any of its Affiliates;

12.2(c)

NSMY shall not and shall ensure that its Affiliate will not, for a period of two (2) years from the date of expiry or termination of this Agreement, establish, develop, carry on or assist in carrying on or be engaged, concerned or interested in or provide technical, commercial or professional advice to any business, enterprise or venture or hold, directly or indirectly, any beneficial interest in a company carrying on in Malaysia any multi-level or direct sales business in competition with NSI or any of its Affiliates;

12.2(d)

NSMY shall not and shall ensure that its Affiliate will not, for a period of three (3) years from the date of expiry or termination of this Agreement, establish, develop, carry on or assist in carrying on or be engaged, concerned or interested in or provide technical, commercial or professional advice to any business, enterprise or venture or hold, directly or indirectly, any beneficial interest in a company carrying on in a country other than Malaysia, where NSI and/or any of its Affiliates carries on business, any multi-level or direct sales business in competition with NSI or any of its Affiliates;

12.2(e)

for a period of two (2) years from the date of expiry or termination of this Agreement, NSMY shall not and shall ensure that its Affiliate will not, for the purpose of offering to such client or customer or obtaining from such supplier, goods or services similar to or materially competing with those of NSI or any of its Affiliates or the Products, solicit, canvass or entice away or endeavour to solicit, canvass or entice away from the business of NSI or any of its Affiliates, the custom of any person, firm or company who (as applicable) is or was at any time during the period of twelve (12) months immediately preceding the date of expiry or termination of this Agreement:

(i)

following its negotiations with NSI or any of its Affiliates for the supply of goods or services, a potential supplier of goods or services to NSI or any of its Affiliates in relation to the business of NSI or that of any of its Affiliates;

ii)	a customer of or supplier to the business of NSI or that of any of its Affiliates; or

iii)	in the habit of otherwise dealing with NSI or any of its Affiliates in relation to the business of NSI or that of any of its Affiliates; and

12.2(f)

for so long as this Agreement is in force and effect and for a period of two (2) years thereafter, NSMY shall not and shall ensure that its Affiliate will not solicit or entice away from NSI or any of its Affiliates, any person who is an officer, manager or employee of NSI or any of its Affiliates or who is seconded or whose services are otherwise made available to NSMY or NSI or any of its Affiliates.

12.3	Construction of restrictions

12.3(a)

The obligations contained in Section 12.2 of Article XII hereof shall be construed as separate obligations and if one or more of such obligation is/are held to be against the public interest or unlawful or in any way an unreasonable restraint of trade, the remaining obligations shall continue to bind NSMY.

12.3(b)

If any obligation contained in Section 12.2 of Article XII hereof would be void as drawn in any jurisdiction but would be valid if the period or territory of application were reduced or if some part of the obligation were deleted, the obligation in question shall apply in such jurisdiction with such modification as may be necessary to make it valid and effective.

12.4	Limits on restriction

The provisions of Section 12.2 of Article XII hereof shall not apply to:-

12.4(a)	the sale, marketing or distribution of products which are not personal care, nutritional products or other products marketed by NSI or any of its Affiliates from time to time; or

12.4(b)

the holding by NSMY or its holding company of not more than two percent (2%) of the ordinary shares of a company carrying on any multi-level or direct sales business which is the same as or similar to that of NSI or any of its Affiliates if such company is listed on the Kuala Lumpur Stock Exchange or other recognised stock exchange and the ordinary shares of such company are quoted on (as applicable) the Kuala Lumpur Stock Exchange or other recognised stock exchange.

ARTICLE XIII
MAINTENANCE OF LICENSED PROPERTY; RECORDING

13.1	Maintenance

NSI shall use its best efforts and take all reasonable steps consistent with its existing internal policies and procedures and with this Agreement to maintain the Licensed Property in the Territory. In no event shall the provisions of this Article XIII be construed to require NSI to establish or maintain a branch office, subsidiary corporation or fixed place of business or similar permanent establishment in the Territory. NSI, in its sole discretion, shall have the right to record this Agreement or proof thereof, or to enter NSMY as a registered user in the Territory. NSMY agrees to cooperate, as reasonably requested by NSI, in arranging for such recordings or entries, or in canceling such recordings or entries in the event of amendments to or termination of this Agreement for any reason.

13.2	Cancellation

Upon the expiration or the termination of any reason of this Agreement, the Parties shall do everything necessary to effect the cancellation of the record of NSMY as a registered user of the Licensed Property in the Territory.

ARTICLE XIV
MISCELLANEOUS

14.1	Assignment

This Agreement shall be binding on and inure to the benefit of the respective successors, assigns and beneficiaries of the Parties; provided that neither party may assign this Agreement or any rights or obligations hereunder, whether by operation of law or otherwise, without the prior written consent of the other Party, which consent may be withheld or granted with or without conditions at the sole discretion of such other Party. Any such attempted assignment, without the requisite written consent, shall be void and unenforceable. Notwithstanding the foregoing, NSI may assign this Agreement to any of its Affiliates.

14.2	Force Majeure

A Party shall not be responsible for failure to perform hereunder due to force majeure, which shall include, but not be limited to: fires, floods, riots, strikes, labor disputes, freight embargoes or transportation delays, shortage of labor, inability to secure fuel, material, supplies, equipment or power at reasonable prices or on account of shortage thereof, acts of God or of the public enemy, war, terrorist activities or civil disturbances, any existing or future laws, rules, regulations or acts of any government (including any orders, rules or regulations issued by any official or agency or such government) affecting a Party that would delay or prohibit performance hereunder, or any cause beyond the reasonable control such Party. If an event of force majeure should occur, the affected Party shall promptly give notice thereof to the other Party and such affected Party shall use its reasonable best efforts to cure or correct any such event of force majeure.

14.3	Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the State of Utah, applicable to contracts made and to be wholly performed within such State.

14.4	Dispute Resolution

Any dispute or difference which may arise between the Parties at any time hereafter whether during the continuance in force of this Agreement or upon or after its termination, touching any matter or thing herein contained or the operation or construction of this Agreement or any matter or thing in any way connection with, arising from or in relation to this Agreement or the rights, duties or liabilities of the Parties hereunder shall be finally settled by arbitration in accordance with the International Arbitration Rules of the American Arbitration (“AAA”).

14.4(a)	A reference to arbitration shall be to three (3) arbitrators.

14.4(b)	The arbitration shall be held in Provo, State of Utah, United States of America and the language to be used in the arbitral proceedings shall be English.

14.4(c)

Pending the commencement of the arbitral proceedings, either Party may apply, to the courts in Utah and/or Malaysia (which shall have non-exclusive jurisdiction) for the grant of interim injunctions and orders for the protection and preservation of property subject of or relating to this Agreement. For the purposes of this Section 14.4(c) and as provided in the Arbitration Rules of the AAA, arbitral proceedings shall be deemed to commence on the date when the administrator of the AAA receives notice of arbitration from the Party initiating the arbitration.

14.5	Applicability of Post-Effective Law

The parties agree that neither the Vienna Convention on the International Sale of Goods nor any such similar law, treaty or act that becomes effective during the term of this Agreement shall be applicable to this Agreement or the transactions contemplated hereunder.

14.6	Waiver and Delay

No waiver by either Party of any breach or default in performance by the other Party, and no failure, refusal or neglect of either party to exercise any right, power or option given to it hereunder or to insist upon strict compliance with or performance of the other Party’s obligations under this Agreement, shall constitute a waiver of the provisions of this Agreement with respect to any subsequent breach thereof or a waiver by either Party of its right at any time thereafter to require exact and strict compliance with the provisions thereof.

14.7	Notices

A notice, request and other communication hereunder shall be in writing and shall be deemed to have been duly given, if delivered by hand, courier or registered airmail, or communicated by facsimile, cable or similar electronic means to the address, facsimile number or cable identification number provided below (or as changed in accordance with this Section 14.7) of the Party to whom it is addressed and shall be deemed to be given if delivered by hand or courier, at the time of delivery or if communicated by facsimile, cable or similar electronic means, at the time that receipt thereof has been confirmed by return electronic communication or signal that the message has been received, or if mailed, ten (10) days after dispatch by registered airmail, postage prepaid:-

If to NSMY:	Nu Skin (Malaysia) Sdn. Bhd. Office Lot 04-01, Level 4 PNB Darby Park Retail No. 10, Jalan Binjai 50450 Kuala Lumpur Malaysia Attn: Managing Director Facsimile No.: 603-2170 7799

If to NSI:	Nu Skin International, Inc. 75 West Center Street, Provo, Utah 84601 United States of America Attn: General Counsel Facsimile No: (801) 345-5999

Either Party may change its facsimile number, cable identification number or address by a notice given to the other Party in the manner set forth above.

14.8	Integrated Contract

This Agreement constitutes the entire agreement between the Parties relating to the subject matter hereof and supersedes all prior or contemporaneous negotiations, representations, agreements and understandings (both oral and written) of the Parties.

14.9 Modifications and Amendments

No supplement, modification or amendment of this Agreement shall be binding unless it is in writing and executed by both of the Parties.

14.10 Severability

To the extent that any provision of this Agreement is (or in the opinion of counsel mutually acceptable to both Parties would be) prohibited, judicially invalidated or otherwise rendered unenforceable in any jurisdiction, such provision shall be deemed ineffective only to the extent of such prohibition, invalidation or unenforceability in that jurisdiction, and only within that jurisdiction. Any prohibited, judicially invalidated or unenforceable provision of this Agreement will not invalidate or render unenforceable any other provision of this Agreement, nor will such provision of this Agreement be invalidated or rendered unenforceable in any other jurisdiction.

14.11	Counterparts and Headings

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. All headings and captions are inserted for convenience of reference only and shall not affect the meaning or interpretation of any provision hereof.

IN WITNESS WHEREOF, the Parties have, by their respective duly authorized representatives, executed this Agreement as of the day and year first above written.

NU SKIN INTERNATIONAL, INC.

By:    /s/  Steven J. Lund

Name: Steven J. Lund

Its: President

NU SKIN (MALAYSIA) SDN. BHD.

By:     Datuk Mohd Nadzmi Bin Mohd Salleh

Name:    Datuk Mohd Nadzmi Bin Mohd Salleh

Its:    Director